UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

April 16, 2007

SECURUS TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	333-124962	20-0673095
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14651 Dallas Parkway, Suite 600

Dallas, Texas 75254-8815

(Address of principal executive offices)

(972) 277-0300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 11, 2007, Securus Technologies, Inc. (“Securus”) and Appaloosa Acquisition Company, its wholly owned subsidiary (the “Purchaser”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with 0787223 B.C. Ltd (the “Seller”), and the Seller’s sole stockholder, Mr. Floyd Sully (the “Stockholder”), pursuant to which we will acquire all the outstanding capital stock of Syscon Holdings Ltd., a British Columbia company (“Syscon”). Under the Purchase Agreement, the initial purchase price for Syscon’s capital stock is approximately $41 million and 45,604 shares of our common stock, subject to a working capital adjustment. In addition, we will pay Mr. Sully $7 million after each of the first three 12 month periods after the closing date if Syscon’s revenues exceed certain thresholds and Mr. Sully has not resigned or been terminated for cause from his employment. The revenue thresholds for the full earn-out payments are $56.5 million for the first 12 months, $61.5 million for the second 12 months, and $63.1 million for the third 12 months. If Syscon’s revenues are less than the aforementioned thresholds, but greater than $30 million for the first 12 months, $33.33 million for the second 12 months and $36.67 million for the third 12 months, Mr. Sully will earn a portion of the $7 million dollar payment applicable to the given year. Syscon reported audited revenues of approximately 22 million Canadian Dollars for its last fiscal year ended June 30, 2006 and unaudited revenue of approximately 12 million Canadian Dollars for the fiscal year ended June 30, 2005, under Canadian generally accepted accounting principles.

The closing of the acquisition is subject to the satisfaction of numerous closing conditions, including satisfactory results of our due diligence. In addition, we will seek to obtain the consent of our lenders to incur additional debt to fund the cash portion of the purchase price, including the holders of a majority in principal amount of our 11% Second Priority Senior Secured Notes due 2011 (the “Notes”). We have until June 30, 2007 to close the acquisition of Syscon. There can be no assurance that the closing conditions set forth in the Purchase Agreement will be satisfied or waived.

Securus, on the one hand, and the Seller and Stockholder, on the other hand, have made customary representations, warranties, and covenants in the Purchase Agreement. Securus guarantees the due performance by the Purchaser of its obligations under the Purchase Agreement and will perform those obligations or, subject to certain thresholds, indemnify the Seller in respect of any nonperformance of any such obligations.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference. The Purchase Agreement contains representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk in the Purchase Agreement. Accordingly, investors should not rely on the representation and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

Item 7.01	Regulation FD Disclosure.

On April 11, 2007, we issued a press release announcing the execution of a definitive agreement to acquire Syscon. A copy of the press release is furnished as an exhibit to this Current Report. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

April 16, 2007	SECURUS TECHNOLOGIES, INC.
(Registrant)

/s/ RICHARD FALCONE
Richard Falcone,
President, Chief Executive Officer and Director

April 16, 2007	/s/ KEITH S. KELSON
Keith S. Kelson,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated April 11, 2007, by and among Securus Technologies, Inc., Appaloosa Acquisition Company, 0787223 B.C. Ltd, and 0787223 B.C. Ltd’s sole stockholder.

99.1	Press release dated April 16, 2007

Exhibit 99.1

PRESS RELEASE

Securus Technologies, Inc. enters into a Stock Purchase Agreement to purchase Syscon Holdings Ltd., a provider of offender management software systems to the corrections industry.

Securus Technologies is pleased to announce that it has entered into a stock purchase agreement to purchase Syscon Holdings, a leading provider of offender management software systems to the corrections and law enforcement industry. Syscon is headquartered in Richmond, British Columbia.

Syscon’s customers include more than 250 correctional facilities and probation offices in the United States, Canada, the United Kingdom and Australia. Syscon is the exclusive offender management software provider to Electronic Data Systems for the United Kingdom’s National Offender Management System with Her Majesty’s Prison Service.

According to Dick Falcone, Securus Technologies’ CEO, “the addition of Syscon is consistent with, and supports Securus’ vision of, providing its clients with the most valued array of applications. Securus has been broadening its applications well beyond telecommunications and the acquisition of Syscon substantially accelerates this initiative. We expect the combination of Securus and Syscon to fuel growth for both entities globally.”

About Securus

SECURUS Technologies is the country’s largest independent supplier of detainee communications and information management solutions, serving approximately 2,900 correctional facilities nationwide. A recognized leader in providing comprehensive, innovative technical solutions and responsive customer service, SECURUS’ sole focus is the specialized needs of the corrections and law enforcement communities. SECURUS is headquartered in Dallas, Texas, with offices in Selma, Alabama; Bedford, Massachusetts; Raleigh, North Carolina; Irving and San Antonio, Texas; Foxboro, Massachusetts; Springfield, Illinois; and Camp Hill, Pennsylvania. For more information, please visit the SECURUS website at www.SECURUStech.net.